Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE (“AGREEMENT”)

This Agreement between Nishit Shah, an Indian citizen residing at 1604, Tower 10, Blue Ridge, Hinjewadi, Phase I, Pune, Maharashtra, 411 057 bearing PAN no. AKNPS0302A, employee no. 80498064, (“Employee”) and Aegis Customer Support Services Private Limited, including its former, current and future, direct and indirect, owners, shareholders, parents, subsidiaries, and all other affiliates and related entities and their respective current, former and future partners, directors, officers, employees, agents, representatives, insurers (collectively, “Aegis”) is executed on May 30, 2023.

Whereas the Employee is employed by Aegis Customer Support Services Pvt Ltd. (“the Company”), effective February 1, 2022 under a contract of employment dated February 1, 2022 and any subsequent amendments with respect to employment conditions. (“the Employment Contract”);

Whereas the Employee is designated as Global Chief Financial Officer pursuant to which the Employee works closely with Startek, Inc. (“Startek”) and is a part of the Leadership Team of Startek as well;

Whereas, the Employee has resigned from the services of Aegis and terminated the Employment Contract and requested to be relinquished of all obligations under the Employment Contract.

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And Whereas the Employee and Aegis have mutually agreed to end the terms of employment of the Employee and the Employment Contract under the terms hereof.

1.        Termination of Employment: Consequent upon the resignation of Employee dated May 30, 2023, both Employee and Aegis have mutually decided to part ways, accordingly, the Employment Contract of the Employee shall end on June 2, 2023 (“End Date”). The Effective Date of this Agreement is the date of signing of this Agreement.

2.        Full & Final Payments: Conditional upon Employee’s continuing compliance with all terms of this Agreement, Aegis agrees to pay the Employee the following payments which shall be full and final payment detailed here under:

i.	Payment of INR 82,40,000/- (Rupees Eighty Two Lakhs Forty Thousand Only) shall be paid as complete and adequate consideration.

ii.	Legal dues including Leave Encashment, if any, as per applicable HR policy of Aegis and as accrued to the Employee as of the End Date.

The above mentioned Full and final Payment will be made by June 7, 2023 subject to customary withholding of taxes and other deductions. The Employee acknowledges that these payments are being made for the purpose of settling of all dues, incentives, commission and other accruals of any nature, whether under a written document or otherwise including resolution of any and all of the Employee’s claim made, if any, or disputes raised, if any, as of the Effective Date of this Agreement.

The Employee confirms that the Full and Final Payment stated above is complete payment of all dues under the Employment Contract and any other payment obligations by Aegis whether made in writing or otherwise, and agrees that he is solely responsible for all tax obligations, including, but not limited to, all payment obligations that may arise as a consequence of this Agreement and payment hereof, to any regulatory authority or otherwise.

3.        General Release: In consideration of the payment of Full and Final Payment adequacy of which is acknowledged as sufficient, the Employee hereby completely and fully discharges and unconditionally and irrevocably releases Aegis and its directors, officers, affiliates, shareholders or agents including as stated in the introduction of this Agreement in their personal, official and/or corporate capacities, from any and all claims relating to the Employee’s employment as stated in the Employment Contract or the termination of the same, whether now known or later discovered, which he or anyone acting through him or on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract claims, claims under tort or common law claims, and any statutory claims.

Aegis, in consideration of the Employee agreeing to abide by his obligations under the terms hereof, hereby fully discharges, and unconditionally and irrevocably releases the Employee of any and all claims as of the Effective Date of this Agreement.

The Employee expressly waives any and all claims against Aegis pertaining to any act or omission occurring prior to or as of the Effective Date of this Agreement to the maximum extent legally permissible. The Employee expressly waives all rights to seek damages or other form of monetary relief or otherwise from Aegis (including attorneys’ fees and costs) whether under a claim or under a proceeding before any court, administrative agency or other tribunal at the federal, state or local level. To the extent any claims or rights held by the Employee against Aegis cannot be waived or released, the Employee hereby assigns all his rights and interest in such claims or right to Aegis. It is the express intent of Employee to enter into this full and final settlement of any and all claims against Aegis whatsoever. Accordingly, to the maximum extent permitted by the law, Employee will not permit any such claim to be filed on his behalf.

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4.        Promise Not to Sue or File Complaint: The Employee and Aegis represent that he/it has not brought, and covenant and agree that he/it will not bring or cause to be brought, any charges, claims, demands, suits or actions, known or unknown, in any forum, against Aegis /Employee arising out of, connected with or related in any way to any claim properly released in this Agreement.

5.        Return of Property: Employee represents and confirms that before the End Date, he has or he will return to Aegis, the original and all copies of any business records or documents of any kind (including all Protected Information) and property belonging to, or related to, Aegis which is, are or were subject to Employee access, custody or control, regardless of the sources from which such records were obtained, without retaining any copies of or access to such information. Additionally, the Employee will return to Aegis all keys, security passes and other means of access to Aegis’s offices, plants and other facilities before the Effective Date. The Employee covenants that he has not copied, created or circulated any of the Protected Information of Aegis and will desist from making use of the same in any form at any time.

6.        Ratification of Agreement Not to Use Protected Information: The Employee specifically acknowledges that his agreement stated at paragraph 6 of the ‘Appointment Letter’ dated February 1, 2022, not to use or disclose Aegis’ Protected Information, is a continuing obligation; and Employee hereby restates and ratifies his agreement to be bound by that provision.

7.        Covenant not to hire, solicit or engage with employee (s) and customers: The Employee agrees that his receipt of any and all of the Full and final Payments is specifically conditioned upon his compliance with his commitments stated in this Agreement including this paragraph, to limit any solicitation, hiring and engagement of any kind whatsoever with any of Aegis customers or employees. Accordingly, during the term of 24 months commencing from End Date, the Employee covenants and agrees that until the expiry of a period of 24 months he/she will not except with the prior written consent of Aegis;

a.        campaign, solicit or endeavor to entice any Client(s) or Customer(s) of Aegis, or any person(s) who at any time during the employment were or are Clients or Customers of Aegis, or were in regular dealing with Aegis.

b.        solicit/coerce or persuade any employee of Aegis to quit or leave the employment of Aegis in any manner.

c.        counsel or otherwise assist any person to do any of the acts referred to in paragraphs (a) and (b) of this clause or any other similar acts.

d.        Make disparaging statements in public or private about Aegis and its affiliates or its management, shareholders or officers.

8.        Voluntary Agreement: In order to induce Aegis to provide the consideration recited in this Agreement, the Employee voluntarily executes this Agreement, acknowledges that the only consideration for executing this Agreement is that recited herein, and that no promise, inducement, threat, agreement or understanding of any kind has been made by anyone to cause him to execute this Agreement. Employee fully understands the meaning and intent of this Agreement and its final and binding effect on him.

9.        No Admission: The Employee and Aegis both voluntarily enter into this Agreement and acknowledge that nothing contained herein shall be construed as an admission the Employee or Aegis of any liability of any kind, all such liability being expressly denied.

10.      Entire Agreement: This Agreement sets forth the entire agreement between Aegis and the Employee relating to Employee and overrides all prior written and oral agreements between the Parties on this matter. This Agreement cannot be amended or modified, except in writing signed by Employee and the Global Chief People Officer.

11.      Non-disparagement: The Employee agrees not to criticize, denigrate, or otherwise disparage Aegis, or any of their processes, practices, or standards of business conduct. However, nothing in this subsection shall prohibit the Employee from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

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12.      Unknown Claims. Both Parties are intentionally releasing claims that they do not know that they might have and that, with hindsight, they might regret having released.

13.      Effect of Void Provision. If Aegis or the Employee asserts that any provision in this Agreement is void, and there is a final determination by the Arbitrator(s) declaring the challenged provision void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement immediately elects to cancel it. If this Agreement is so cancelled, the parties hereto will each return all consideration received for signing this Agreement to the other party; the Agreement shall be deemed a nullity; and all claims and other rights released by this Agreement shall automatically return to the releasing party. All statutes of limitation regarding any such claims shall be deemed tolled, and any laches or other equitable defenses based on the passage of time shall be deemed waived, all for the express purpose of returning the parties to the positions that that they were in immediately prior to the execution of this Agreement.

14.      Confidentiality. Employee represents and agrees that he has not disclosed and will not hereafter disclose the fact, terms or amount of this settlement (“Confidential Information”) contained in this Agreement to anyone other than his wife, legal counsel, financial advisors or tax preparers, all of whom, together with their employees and agents, if any, will agree to honor this confidentiality provision. Employee understands that this specifically prevents, but is not limited to, disclosures of Confidential Information to any past or present employee, applicant for employment, clients or customers of Aegis.

This Agreement does not prohibit disclosures of Confidential Information (i) to the extent reasonably necessary to enforce this Agreement; or (ii) for the purpose of taking any other actions required by law; provided that such disclosure will be as narrow as reasonably possible both in content and in terms of the persons to whom the information is disclosed.

The Employee confirms that he has read the terms of this Agreement carefully and understood the same before executing this Agreement here under.

Employee:	Nishit Shah		Witness By:

Signature:		Name:

Date:		Signature:

AEGIS CUSTOMER SUPPORT SERVICES PRIVATE LIMITED:

By:	S.M. Gupta
Title:	Global Chief People Officer

Signature:		Date: May 30, 2023

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